Exhibit 99.c

AMENDED AND RESTATED

FIDELITY BOND/D&O/E&O PREMIUM AND LOSS ALLOCATION AGREEMENT

THIS AMENDED AND RESTASTED AGREEMENT is made as of April 1, 2020 between Pear Tree Funds (the “Trust”) on behalf of each of its separate series (each a “Fund” and collectively, the “Funds”) and Pear Tree Advisors, Inc. (the “Manager”) on behalf of Pear Tree Institutional Services (a division of the Manager), (the Trust, the Funds and Manager are collectively referred to as the “Joint Insureds”).

WHEREAS, each Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Joint Insureds are “named insureds” under a single fidelity bond issued by ICI Mutual Insurance Company (as it may be amended or restated from time to time, the “Bond”), and they are “named insureds” under a directors and officers/errors and omissions liability policy issued by ICI Mutual Insurance Company (as it may be amended or restated from time to time, the “D&O/E&O Policy” and, together with the Bond, is referred to as the “Insurance Policies”);

WHEREAS, with respect to the Bond, the Joint Insureds intend that this Agreement fulfill the requirements of an agreement described in Rule 17g-1(f) of the 1940 Act, and with respect to the D&O/E&O Policy, the Trustees of the Trust intend that this Agreement fulfill the requirements of an agreement described in Rule 17d-1(d)(7) of the 1940 Act;

WHEREAS, the Trustees of the Trust have determined the amount of coverage under the Bond, and the amount of coverage under the D&O/E&O Policy to be adequate and reasonable;

WHEREAS, the Trustees of the Trust have determined that (a) the participation of the Funds in the D&O/E&O Policy is in the best interest of each Fund, and (b) the proposed premium payable for the D&O/E&O Policy to be allocated (i) between the Trust and the Manager that would have been paid if said insurance was purchased separately by them, and then (ii) among the Funds, based upon each Fund’s proportionate share of the sum of the premiums that it would have been paid if said insurance was purchased separately by each Fund, is fair and reasonable to each Fund;

NOW, THEREFORE, it is agreed as follows:

1.        Allocation of Premiums.

(a)       Bond Premium Allocations. The amount of premium payable on the Bond shall be allocated among the Joint Insureds as follows: (i) 20 percent shall be payable by the Manager and 80 percent shall be payable collectively by the Funds, and (ii) the amount of the premium payable on the Bond allocated each month to the Funds shall be further allocated among the Funds by calculating each Fund’s proportion of the Funds’ collective average monthly Net Assets (as such term is defined in the Funds’ current prospectus) on a date determined by the Fund’s Treasurer (or his or her delegate) and applying said proportion to the balance of the premium payable on the Bond allocated to the Funds that month.

(b)       D&O/E&O Policy Premium Allocations.

(i)                 The amount of the premium payable on the D&O/E&O Policy allocated to the Trust and the Manager shall be determined by the Trustees of the Trust in their sole discretion.

(ii)       The amount of the premium payable on the D&O/E&O Policy allocated to each Fund shall be such Fund’s proportionate share of the sum of the premiums that it would have been paid if said insurance were purchased separately by each Fund. For purposes of this agreement, the amount of a Fund’s proportionate share for a month shall be determined by calculating each Fund’s proportion of the Funds’ collective average monthly Net Assets for that month on a date determined by the Fund’s Treasurer (or his or her delegate) and applying said proportion to the balance of the premium payable on the D&O/E&O Policy allocated to the Funds that month.

2.        Allocation of Claim Proceeds.

(a)       Bond Claim Proceeds Allocations. In the event that the aggregate amount of the claims of loss of two or more Joint Insureds exceed the face amount of the Bond and the claims are deemed to be a “single loss” under the Bond, the following rules for determining, as among the claimants, the priority of satisfaction of the claims under the Bond shall apply:

(i)       All claims of the Funds that have been duly proved and established under the Bond shall be satisfied in full before satisfaction of any claims of the Manager.

(ii)       If the aggregate amount of the claims of the Funds exceed the face amount of the Bond, the insurance shall be applied to those claims in the following manner: (A) each Fund shall receive an equitable and proportionate share of the claim proceeds, but in no event in an amount less than the amount it would have received had it provided and maintained a single bond with the minimum coverage required by Rule 17g-1(d)(1) (the “minimum coverage”); and (B) any remaining amount of recovery over the minimum coverage shall be applied to the unsatisfied claims of the Funds, in proportion to the amounts of the relevant Funds’ contributions toward the allocation of the premium paid for the Bond as determined in accordance with Section 1(a).

(iii)       If after giving effect to Section 2(a)(i) there remains a portion of the claim proceeds under the Bond available for the satisfaction of claims of parties other than the Funds, such remainder shall be applied to those claims of the Manager.

(b)       D&O/E&O Policy Claim Proceeds Allocations. In the event the aggregate amount of the claims of loss of two or more persons under the D&O/E&O Policy (each, a “Claimant”) exceeds the amount of the stated limit of liability of the D&O/E&O Policy applicable to those claims, payment for claims of those Claimants that are Trustees of the Trust but who are not “interested persons” of the Trust, as defined in Section 2(a)(19) of the 1940 Act (the “Independent Trustees”) shall have precedence over payments for claims of any other Claimants. Thereafter, if any amounts remain available to pay claims of other Claimants, each other Claimant shall receive an equitable and proportionate share of the covered defense costs and/or claim proceeds as determined by the Independent Trustees.

3.       Allocations of Payments to Insurance Brokers. In the event that the Trustees have engaged an insurance broker (the “Insurance Broker”) to assist the Trustees in acquiring the Bond and/or the D&O/E&O Policy, provided that the Insurance Broker is not an “affiliated person” (as such term is defined in Section 2(a)(3) of the 1940 Act) or an affiliated person of an affiliated person, of any “named insured” of either Insurance Policy, any amounts that are payable to the Insurance Broker that are paid directly to the Insurance Broker by the Trust (rather than paid to the Insurance Broker by the insurer, or deducted by the Insurance Broker, from the premiums paid by the Funds) shall be allocated between the Insurance Policies as directed by the Insurance Broker and allocated among the Funds as if such amounts were premiums on such Insurance Policies.

4.        Amendment/Termination. Each party hereby consents to additional Funds and investment companies advised or managed by the Manager being named as a “named insured” under either or both of the Insurance Policies and as additional parties to this Agreement. Otherwise, this Agreement may not be amended or modified in any manner or terminated except by a written agreement executed by the parties.

5.       Complete Agreement. This Agreement encompasses the entire agreement of the parties with respect to the subject matter addressed herein, and it supersedes all previous understandings and agreements between the parties, whether oral or written, including the Fidelity Bond/D&O Premium and Loss Allocation Agreement dated August 1, 2015 between the parties hereto.

6.       Filing with the Commission. A copy of this Agreement and any amendment thereto shall be filed with the Securities and Exchange Commission within 10 days after the execution thereof.

7.       Applicable Law. This Agreement shall be construed, and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written.

PEAR TREE FUNDS, on behalf of itself and each of its separate series identified on Schedule A

By:	/s/ Willard L. Umphrey
Willard L. Umphrey, President

PEAR TREE ADVISORS, INC.

By:	/s/ Willard L. Umphrey
Willard L. Umphrey, President

EXHIBIT A

Schedule of Funds

Pear Tree Polaris Small Cap Fund

Pear Tree Quality Fund

Pear Tree Axiom Emerging Markets World Equity Fund

Pear Tree Polaris Foreign Value Fund

Pear Tree Polaris Foreign Value Small Cap Fund

Pear Tree Polaris International Opportunities Fund

Pear Tree Essex Environmental Opportunities Fund

PEAR TREE FUNDS, on behalf of itself and each of its separate series identified on Schedule A

By:	/s/ Willard L. Umphrey
Willard L. Umphrey
President

PEAR TREE ADVISORS, INC.

By:	/s/ Willard L. Umphrey
Willard L. Umphrey
President